SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 16, 2005

Caremark Rx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14200	63-1151076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 Commerce Street, Suite 800 Nashville, Tennessee	37201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 743-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On February 16, 2005, Caremark Rx, Inc. (the “Company”) issued the following press release disclosing material, non-public financial information concerning the Company’s quarterly and annual fiscal periods ended December 31, 2004. This press release contains certain non-GAAP financial measures as described therein.

[Caremark Rx, Inc. Letterhead]

For Immediate Release

Contacts:

Caremark Rx, Inc.

Investor Relations

John Jennings, 615/743-6653

or

Gavin Anderson & Company

Media Relations

Gerard Carney, 212/515-1941

Caremark Rx, Inc. Announces Record Fourth Quarter and Full Year 2004 Results

Nashville, TN, February 16, 2005 – Caremark Rx, Inc. (NYSE: CMX) today reported diluted earnings per share of $0.45 for the fourth quarter and $1.43 for the full year ended December 31, 2004. The financial results include integration and other related expenses of $3.9 million ($2.4 million net of taxes) for the fourth quarter and $25.2 million ($15.2 million net of taxes) for the full year 2004 related to the company’s acquisition of AdvancePCS. Excluding these expenses, diluted earnings per share for the fourth quarter and year were $0.45 and $1.46 respectively, or $0.02 above FirstCall consensus estimates, representing growth rates of 41% compared to the fourth quarter of 2003 and 32% from full year 2003.

Caremark’s 2004 results include the results of AdvancePCS since the completion of the acquisition on March 24, 2004. On a pro forma basis, assuming the AdvancePCS results were included for 2004 and 2003, diluted earnings per share, excluding integration and other related expenses, increased 50% to $0.45 in the fourth quarter of 2004, and increased 36% to $1.40 for the full year 2004.

Cash flow from operations for the fourth quarter 2004 was $486.9 million and for the full year 2004 was $1.6 billion, compared to fourth quarter and full year 2003 of $143.6 million and $575.9 million respectively.

Fourth Quarter 2004 Operating Results

Due to the completion of the AdvancePCS acquisition on March 24, 2004, the fourth quarter results reflect the inclusion of AdvancePCS for the fourth quarter of 2004 but not 2003. Caremark reported record net revenues of $8.0 billion in the fourth quarter of 2004, an increase of $5.6 billion over the fourth quarter of 2003. During the fourth quarter of 2004, mail pharmacy revenues totaled $2.3 billion, an increase of $1.1 billion, and mail claims totaled 12.5 million, an increase of 5.9 million claims over the fourth quarter of 2003. During the fourth quarter of 2004, retail revenues totaled $5.6 billion, an increase of $4.4 billion, and retail claims totaled 140.6 million, an increase of 117.0 million claims, over the fourth quarter of 2003.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of 2004, excluding integration and other related expenses, was $386.6 million, an increase of $223.1 million over the fourth quarter of 2003. Operating cash flow in the fourth quarter was $486.9 million compared with $143.6 million in the same period last year, an increase of $343.3 million.

Diluted earnings per share of $0.45, excluding integration and other related expenses, for the fourth quarter of 2004, represented an increase of 41% from $0.32 for the fourth quarter of 2003.

At December 31, 2004, Caremark reported a net cash and short term investments position of $703.8 million, reflecting total cash and equivalents and short term investments of $1.3 billion offset by a term loan and senior notes totaling $598.6 million. Capital expenditures totaled $25.1 million during the fourth quarter of 2004.

“We are pleased with the fourth quarter results, reflecting strength in our core PBM and specialty operations, the positive impact of synergies from the AdvancePCS integration, and the impact of share repurchases,” said Mac Crawford, Chairman, President and Chief Executive Officer of Caremark. “Our cash flow from operations was again significant during the fourth quarter, which we partly utilized for share repurchases as an appropriate use of capital during the period.”

Fourth Quarter 2004 Operating Results—Pro Forma

On a pro forma basis, assuming the AdvancePCS acquisition was included in the fourth quarter of 2003 results, Caremark net revenues increased 9% in the fourth quarter of 2004. Growth in revenues was negatively impacted by higher dispensing rates of generic drugs that have lower prices but result in drug cost savings for Caremark’s clients. Adjusting for the impact of higher generic dispensing rates, fourth quarter revenues would have increased approximately 15% from the pro forma fourth quarter of 2003.

Mail pharmacy revenues increased 21% and mail claims increased 13% in the fourth quarter of 2004 from the pro forma fourth quarter of 2003. Mail prescriptions represented 21% of total retail-adjusted prescriptions in the fourth quarter of 2004, as compared to 19% in the pro forma fourth quarter of 2003. Retail revenues increased 5% and retail claims increased 2% in the fourth quarter of 2004 compared to the pro forma fourth quarter of 2003.

EBITDA, excluding integration and other related expenses, increased 41% in the fourth quarter of 2004 from the pro forma fourth quarter of 2003. EBITDA per adjusted claim was $2.18 in the fourth quarter of 2004, an increase of 35% from pro forma fourth quarter of 2003.

Diluted earnings per share, excluding integration and other related expenses, of $0.45 for the fourth quarter of 2004 increased 50% over the pro forma diluted earnings per share of $0.30 for the same period in 2003.

Full Year 2004 Operating Results

Due to Caremark’s completion of the AdvancePCS acquisition on March 24, 2004, the 2004 operating results include the results of AdvancePCS operations from March 24 through December 31, 2004. Net revenues in 2004 totaled $25.8 billion, an increase of $16.7 billion over 2003. Mail pharmacy revenues in 2004 totaled $8.0 billion, an increase of $3.5 billion, and mail claims totaled 42.8 million, an increase of 18.0 million claims over 2003. Retail revenues in 2004 totaled $17.6 billion, an increase of $13.0 billion, and retail claims totaled 441.4 million, an increase of 351.5 million claims over 2003.

EBITDA for 2004, excluding integration and other related expenses, was $1.2 billion, an increase of $601.9 million over 2003. Operating cash flow in 2004 totaled $1.6 billion, an increase of $1.0 billion from 2003. Capital expenditures totaled $80.5 million during 2004.

Diluted earnings per share, excluding integration and other related expenses, of $1.46, for 2004 increased 32% from $1.11 in 2003.

Full Year 2004 Operating Results—Pro Forma

On a pro forma basis, assuming AdvancePCS was included in the full year 2004 and 2003 results, net revenues were $30.4 billion, an increase of $2.3 billion or 8% over 2003. Adjusting for the impact of higher generic dispensing rates, pro forma revenues in 2004 would have increased approximately 14% over 2003.

On a pro forma basis, 2004 mail pharmacy revenues increased 22% and mail claims increased 12% compared to 2003. On a pro forma basis, mail prescriptions represented 20% of total retail-adjusted prescriptions in 2004, as compared to 19% in 2003. Pro forma retail revenues increased 4% and retail claims increased 2% in 2004 compared to 2003.

Pro forma EBITDA, excluding integration and other related expenses, in 2004 was $1.3 billion, an increase of 29% over $975.9 million in 2003. Pro forma EBITDA per adjusted claim was $1.84 in 2004, an increase of 24% from 2003.

Pro forma diluted earnings per share, excluding integration and other related expenses, of $1.40 for 2004 increased 36% from $1.03 in 2003.

Share Repurchase and Outlook

On July 20, 2004, Caremark announced that its Board of Directors had authorized an increase in its stock repurchase program to repurchase up to $750 million of the company’s common stock in the open market. Prior to the fourth quarter of 2004, the company had repurchased 13.3 million shares at an approximate total cost of $367 million. During the fourth quarter, the company repurchased 4.9 million shares at an approximate total cost of $144 million. The fourth quarter share repurchases, which were anticipated in the previous guidance provided in the third quarter earnings press release, had the effect of increasing diluted earnings per share by less than one half of one penny per share in the fourth quarter of 2004. In total, as of February 15, 2005, the company has repurchased 18.2 million shares at an approximate total cost of $511 million.

Caremark expects 2005 revenue growth on a GAAP basis to be in the range of 25% to 28%. The company expects 2005 diluted earnings per share, before integration and other related expenses, to be in the range of $1.88 to $1.92 based on expected diluted shares outstanding of 464 million shares. Caremark’s 2005 earnings expectations are currently based, in part, on the following assumptions:

•	Stock option expense is expected to total $19 million in 2005. This includes stock option expense associated with stock options granted to AdvancePCS employees prior to the acquisition, as well as stock option expense associated with changes in accounting practices expected to begin in July, 2005. This figure does not include any additional stock option expense related to any further stock option grants.

•	Amortization expense related to identifiable intangible assets acquired in the AdvancePCS transaction is estimated to total approximately $47 million in 2005.

•	Depreciation expense is expected to total approximately $105 million in 2005.

•	Net interest expense is expected to total $3 million to $7 million in 2005.
•	The company’s effective accounting tax rate for 2005 is expected to decrease slightly beginning in the first quarter to 39.5%. Caremark expects the cash tax rate to continue to be significantly lower until all of the company’s tax net operating loss carryforwards are fully utilized, expected by the end of the first half of 2005.

•	The company will continue to expense certain ongoing integration and expenses related to the AdvancePCS acquisition as these costs are incurred. These expenses are not included in the company’s earnings per share expectations for 2005.

Caremark expects first quarter 2005 diluted earnings per share, before integration and other related expenses, to be in the range of $0.42 to $0.43.

“The acquisition and integration of AdvancePCS, while maintaining solid sales wins and renewals, made 2004 a milestone year for Caremark,” said Crawford. “Our strong 2004 results and outlook for 2005 reflect our commitment to delivering value to our customers and shareholders.”

Conference Call

As announced, Caremark will hold a conference call to discuss fourth quarter and full year 2004 results, guidance for 2005, and general operations of the company. The details of the call are as follows:

Date:	Wednesday, February 16, 2005

Time:	10:30 a.m.Eastern Time
9:30 a.m. Central Time

Toll Number:	706-634-6560

Toll-Free Number:	888-596-9623

Leader:	Mac Crawford

Replay Number:	800-642-1687

Conference ID:	3720400

The call will also be broadcast live as well as replayed through the Internet. The webcast can be accessed through the “Investor Relations” page on the Caremark Rx, Inc. website at www.caremarkrx.com.

A taped replay of the call will also be available beginning at 1:30 p.m. Eastern Time on Wednesday, February 16, 2005, until Midnight Eastern Time, Wednesday, March 2, 2005, by calling the replay number listed above.

About Caremark Rx, Inc.

Caremark Rx, Inc. is a leading pharmaceutical services company, providing through its affiliates comprehensive drug benefit services to over 2,000 health plan sponsors and their plan participants throughout the U.S. Caremark’s clients include corporate health plans, managed care organizations, insurance companies, unions, government agencies and other funded benefit plans. The company operates a national retail pharmacy network with over 57,000 participating pharmacies, seven mail service pharmacies, the industry’s only FDA-regulated repackaging plant and 21 specialty pharmacies for delivery of advanced medications to individuals with chronic or genetic diseases and disorders.

Forward-Looking Statement

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” contained in this press release include the intent, belief or current expectations of the company and members of its senior management team with respect to the anticipated growth prospects for the company’s business, including net revenue growth and earnings per share projections, and the anticipated amount and timing of synergies and accretion from the AdvancePCS transaction and the amount of certain expenses to be incurred in connection with the transaction, as well as the assumptions upon which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release include, but are not limited to, adverse developments with respect to the company’s operating plan and objectives, as well as adverse developments in the healthcare or pharmaceutical industry generally. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the company’s Annual

Report on Form 10-K for the year ended December 31, 2003, the company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004, and the company’s other periodic filings from time to time with the SEC. This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided, in the footnotes to the tables attached hereto, a reconciliation of those measures to the most directly comparable GAAP measures.

Additional information about Caremark Rx is available on the World Wide Web at

http://www.caremarkrx.com.

-tables follow-

CAREMARK RX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,078,803	$815,328
Short-term investments	223,610	—
Accounts receivable, net	1,977,557	667,247
Inventories	436,754	204,939
Deferred tax asset, net	402,698	240,978
Income taxes receivable	64,654	—
Prepaid expenses and other current assets	35,550	18,185

Total current assets	4,219,626	1,946,677
Property and equipment, net	285,214	159,769
Goodwill	6,982,551	49,171
Other intangible assets, net	782,312	9,273
Deferred tax asset, net	—	227,426
Other assets	40,031	81,312

Total assets	$12,309,734	$2,473,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$678,083	$385,362
Claims and discounts payable	2,644,426	509,713
Other accrued expenses and liabilities	293,017	158,666
Income taxes payable	—	7,820
Current portion of long-term debt	4,000	2,500

Total current liabilities	3,619,526	1,064,061
Long-term debt, net of current portion	594,610	693,125
Deferred tax liability	220,141	—
Other long-term liabilities	335,740	75,804

Total liabilities	4,770,017	1,832,990

Commitments and contingencies

Stockholders’ equity:
Common stock	475	269
Additional paid-in capital	8,564,031	1,762,477
Unearned stock-based compensation	(21,783)	—
Treasury stock	(510,978)	(28,782)
Shares held in trust	(97,452)	(101,103)
Accumulated deficit	(380,924)	(981,233)
Accumulated other comprehensive loss	(13,652)	(10,990)

Total stockholders’ equity	7,539,717	640,638

Total liabilities and stockholders’ equity	$12,309,734	$2,473,628

CAREMARK RX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share and per adjusted claim amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004 (a)	2003	2004 (a)	2003
Net revenue	$8,012,844	$2,442,675	$25,801,121	$9,067,291
Operating expenses:
Cost of revenues (b)	7,498,291	2,229,196	24,192,434	8,299,190
Selling, general and administrative expenses	123,504	50,020	411,005	192,328
Depreciation	24,532	12,460	86,530	45,015
Amortization of intangible assets	12,082	—	37,288	47
Stock option expense	4,492	—	19,985	—
Integration and other related expenses	3,948	3,439	25,184	3,439

Operating income	345,995	147,560	1,028,695	527,272
Interest expense, net	5,325	10,124	31,039	42,541

Income before provision for income taxes	340,670	137,436	997,656	484,731
Provision for income taxes	135,587	54,975	397,347	193,893

Net income	$205,083	$82,461	$600,309	$290,838

Average number of common shares outstanding—basic	450,378	260,207	411,175	257,925
Dilutive effect of stock options and warrants	8,602	6,911	9,121	6,856

Average number of common shares outstanding—diluted	458,980	267,118	420,296	264,781

Net income per common share—diluted	$0.45	$0.31	$1.43	$1.10

Pharmacy claims:
Mail	12,468	6,564	42,831	24,870
Retail	140,640	23,591	441,386	89,881

Total	153,108	30,155	484,217	114,751

Adjusted Claims (Note 4)	177,473	42,831	567,959	163,019

Supplemental presentation of non-GAAP financial measures:
EBITDA (Earnings before interest, taxes, depreciation and amortization) (Note 2)	$382,609	$160,020	$1,152,513	$572,234

EBITDA excluding integration and other related expenses (Notes 2 and 3)	$386,557	$163,459	$1,177,697	$575,773

EBITDA per adjusted claim excluding integration and other related expenses (Notes 3 and 4)	$2.18	$3.82	$2.07	$3.53

Net income per common share—diluted excluding integration and other related expenses (Note 3)	$0.45	$0.32	$1.46	$1.11

(a)	Includes the results of operations of AdvancePCS beginning March 24, 2004.
(b)	Excludes depreciation which is presented separately.

CAREMARK RX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Twelve Months Ended December 31,
	2004 (a)	2003
Cash flows from continuing operations:
Net income	$600,309	$290,838
Adjustments to reconcile net income to net cash provided by continuing operations:
Deferred income taxes	347,925	174,614
Depreciation and amortization	123,818	45,062
Stock option expense	19,985	—
Restricted stock	1,183	—
Non-cash interest expense	3,139	3,607
Writeoff of deferred financing costs	2,206	—
Other non-cash expenses	489	1,215
Changes in operating assets and liabilities, net of effects of acquisitions/disposals of businesses	503,689	60,556

Net cash provided by continuing operations	1,602,743	575,892

Cash flows from investing activities:
Capital expenditures, net	(80,500)	(63,243)
Proceeds from sales of capital assets	6,112	—
Acquisitions of businesses, net of cash acquired	(392,593)	(8,610)
Purchase of short-term investments	(223,610)	—
Partial liquidation of cost-method investment	10,382	—

Net cash used in investing activities	(680,209)	(71,853)

Cash flows from financing activities:
Net repayments under credit facilities	(98,625)	(2,500)
Principal payment under AdvancePCS Senior Notes Tender Offer	(206,810)	—
Net proceeds from exercise of stock options and retirement of warrants	145,119	75,626
Purchase of treasury stock	(482,196)	(6,111)
Deferred financing costs	(3,852)	(100)
Securities issuance costs	(2,527)	—

Net cash provided by (used in) financing activities	(648,891)	66,915
Cash used in discontinued operations	(10,168)	(62,430)

Net increase in cash and cash equivalents	263,475	508,524
Cash and cash equivalents—beginning of period	815,328	306,804

Cash and cash equivalents—end of period	$1,078,803	$815,328

Non-cash investing and financing activities related to the AdvancePCS acquisition:
Fair value of non-cash net assets acquired (based on the Company’s preliminary purchase price allocation)	$6,915,513

Issuance of approximately 191 million shares of common stock	$6,227,720
Issuance of replacement stock options for the purchase of approximately 14 million shares of common stock, net of approximately $49.9 million allocated to unearned compensation	271,909
Issuance of replacement warrants for the purchase of approximately 902,000 shares of common stock	15,000

Fair value of non-cash consideration	$6,514,629

(a)	Includes the cash flows of AdvancePCS beginning March 24, 2004.

CAREMARK RX, INC. AND SUBSIDIARIES

SELECTED PRO FORMA FINANCIAL AND STATISTICAL INFORMATION (a)

(In thousands, except per share and per adjusted claim amounts)

	Three Months Ended December 31,		Percentage Increase (Decrease)
	2004 Pro Forma	2003 Pro Forma
Financial Information

Net revenue	$8,012,844	$7,363,226	9%

Cost of revenues (b)	7,498,291	6,966,567	8%
Selling, general and administrative expenses	123,504	118,030	5%
Stock option expense	4,492	4,492	0%

EBITDA (Notes 2 and 3)	386,557	274,137	41%
Depreciation	24,532	23,283	5%
Amortization of intangible assets	12,082	12,084	0%

Operating income (Note 3)	349,943	238,770	47%
Interest expense, net	5,325	11,059	-52%

Income before provision for income taxes	344,618	227,711	51%
Provision for income taxes	137,158	90,634	51%

Net income	207,460	137,077	51%

Average number of common shares outstanding—diluted	458,980	461,188	0%

Net income per common share—diluted	$0.45	$0.30	50%

Claims Processed

Mail	12,468	11,020	13%
Retail	140,640	137,793	2%

Total	153,108	148,813	3%

Adjusted Claims (Note 4)	177,473	170,403	4%

EBITDA per adjusted claim (Notes 2 and 4)	$2.18	$1.61	35%

	Twelve Months Ended December 31,		Percentage Increase (Decrease)
	2004 Pro Forma	2003 Pro Forma
Financial Information

Net revenue	$30,410,924	$28,098,963	8%

Cost of revenues (b)	28,653,330	26,634,018	8%
Selling, general and administrative expenses	472,413	460,911	3%
Stock option expense	28,166	28,166	0%

EBITDA (Notes 2 and 3)	1,257,015	975,868	29%
Depreciation	96,631	86,736	11%
Amortization of intangible assets	48,331	48,380	0%

Operating income (Note 3)	1,112,053	840,752	32%
Interest expense, net	31,149	57,480	-46%

Income before provision for income taxes	1,080,904	783,272	38%
Provision for income taxes	430,252	311,519	38%

Net income	650,652	471,753	38%

Average number of common shares outstanding—diluted	464,715	457,220	2%

Net income per common share—diluted	$1.40	$1.03	36%

Claims Processed

Mail	47,013	41,825	12%
Retail	544,859	535,867	2%

Total	591,872	577,762	2%

Adjusted Claims (Note 4)	683,976	659,873	4%

EBITDA per adjusted claim (Notes 2 and 4)	$1.84	$1.48	24%

(a)	Assumes the AdvancePCS acquisition occurred at the beginning of each period presented. See Note 1.
(b)	Excludes depreciation which is presented separately.

Caremark Rx, Inc.

Notes to Press Release Tables

December 31, 2004

(1) On March 24, 2004, we completed our previously announced acquisition of AdvancePCS. The accompanying balance sheet as of December 31, 2004, reflects the impact of this transaction and the preliminary allocation of the purchase price we paid to the net assets we acquired from AdvancePCS. This purchase price allocation is preliminary and subject to revision based on the outcome of ongoing evaluations of these net assets.

The results of operations and cash flows of AdvancePCS for the period subsequent to the acquisition are included in the accompanying condensed consolidated statements of operations and cash flows. To assist you in understanding the impact of the AdvancePCS acquisition, we have also included pro forma information presenting the results of operations of Caremark Rx, Inc. and AdvancePCS as if the acquisition of AdvancePCS had been completed at the beginning of each period presented.

The actual results of operations of AdvancePCS included in the pro forma information include increases to net revenue and cost of revenues of approximately $1.1 billion and $4.1 billion for the quarter and year ended December 31, 2003, respectively, from the amounts previously reported by AdvancePCS to reflect the impact of conforming AdvancePCS’s policy for recording retail copayments to that used by Caremark Rx, Inc. These adjustments had no effect on the historical operating income or net income of AdvancePCS or the pro forma combined company.

The pro forma adjustments to the historical results of Caremark Rx and AdvancePCS also include the following items:

•	Elimination of revenues and cost of revenues generated from Caremark Rx’s historical participation in AdvancePCS’s specialty pharmacy networks (no impact to operating income or net income).

•	An increase in amortization of intangible assets of approximately $9 million per quarter for the incremental amount of amortization related to the identifiable intangible assets identified in the preliminary purchase price allocation.

•	Addition of stock option expense for the intrinsic value of AdvancePCS unvested options at the acquisition date.

•	Elimination of integration and other related expenses which are directly related to the transaction.

•	A decrease in interest expense to reflect the elimination of interest expense associated with the $186.2 million of AdvancePCS’s 8 1/2% Senior Notes Due 2008 that Caremark Rx repurchased in conjunction with the acquisition of AdvancePCS.

•	The provision for income taxes on pro forma adjustments has been calculated using a 40% rate, which is Caremark Rx’s historical effective tax rate on book income. This rate changed to 39.8% in the second quarter of 2004.

•	The average number of common shares outstanding—diluted has been adjusted to reflect the impact of the common shares, replacement stock options and replacement warrants issued in connection with the acquisition.

Caremark Rx, Inc.

Notes to Press Release Tables—(Continued)

December 31, 2004

(2) We believe that EBITDA is a supplemental measurement tool used by analysts and investors to help evaluate a company’s overall operating performance; its ability to incur and service debt and its capacity for making capital expenditures. We use EBITDA, in addition to operating income and cash flows from operating activities, to assess our performance and believe that it is important for investors to be able to evaluate our company using the same measures used by our management. EBITDA can be reconciled to net cash provided by continuing operations, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net income	$205,083	$82,461	$600,309	$290,838
Depreciation	24,532	12,460	86,530	45,015
Amortization of intangible assets	12,082	—	37,288	47
Interest expense, net	5,325	10,124	31,039	42,541
Provision for income taxes	135,587	54,975	397,347	193,893

EBITDA	382,609	160,020	1,152,513	572,334
Cash interest (payments) receipts	(15,357)	(17,870)	(38,091)	(38,944)
Cash tax (payments) refunds	(10,720)	(2,084)	19,490	(14,863)
Other non-cash expenses	5,915	527	23,863	1,215
Other changes in operating assets and liabilities, net of acquisitions/disposals of businesses	124,494	3,020	444,968	56,150

Net cash provided by continuing operations	$486,941	$143,613	$1,602,743	$575,892

EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under GAAP. The items excluded from EBITDA are significant components of our statement of income and must be considered in performing a comprehensive assessment of our overall financial performance. EBITDA and the associated year-to-year trends should not be considered in isolation. Our calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.

(3) In the quarter and year ended December 31, 2004, we incurred approximately $3.9 million and $25.2 million of expenses, respectively, primarily for: (1) integration activities related to our acquisition of AdvancePCS, including pre-acquisition integration planning; (2) involuntary termination/employee retention benefits ($2.6 million for the quarter and $9.8 million for the year) and (3) writing off approximately $2.2 million (in the first quarter of 2004) of deferred financing costs related to our credit agreement that was replaced upon consummation of the AdvancePCS acquisition. The analyses used by management to evaluate the performance of our business excludes these integration and other related expenses.

Caremark Rx, Inc.

Notes to Press Release Tables—(Continued)

December 31, 2004

Under the SEC’s Regulation G, financial measures which exclude non-recurring expense items are non-GAAP financial measures; therefore, our presentations of amounts of EBITDA, operating income and earnings per share which exclude these integration and other related expenses are, likewise, non-GAAP financial measures which require reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP. Since EBITDA is itself a non-GAAP financial measure, we direct your attention to note 2 above for a reconciliation of EBITDA to net cash provided by continuing operations, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP. Our reconciliations of the financial measures presented in the attached press release which exclude integration and other related expenses are as follows (in thousands, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
EBITDA	$382,609	$160,020	$1,152,513	$572,334
Integration and other related expenses	3,948	3,439	25,184	3,439

EBITDA excluding integration and other related expenses	$386,557	$163,459	$1,177,697	$575,773

Net income	$205,083	$82,461	$600,309	$290,838
Integration and other related expenses (net of income tax benefit)	2,377	2,070	15,161	2,070

Net income excluding integration and other related expenses	$207,460	$84,531	$615,470	$292,908

Net income per common share—diluted	$0.45	$0.31	$1.43	$1.10
Integration and other related expenses per share (net of tax benefit)	—	0.01	0.03	0.01

Net income per common share—diluted excluding integration And other related expenses	$0.45	$0.32	$1.46	$1.11

(4) Adjusted pharmacy claims normalize the claims volume statistic for the difference in average days’ supply for mail and retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims (the majority of total mail claims) by 3 and adding the 30-day claims (retail claims) to the product.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Caremark Rx, Inc.

By:	/s/ Howard A. McLure
Howard A. McLure Executive Vice President and Chief Financial Officer

Date: February 16, 2005